Exhibit 99.1

Encision Reports Third Quarter Fiscal Year 2020 Results

BOULDER, Colo., Feb. 6, 2020 /PRNewswire/ -- Encision Inc. (PK:ECIA), a medical device company owning patented Active Electrode Monitoring (AEM®) Technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2020 third quarter that ended December 31, 2019.

The Company posted quarterly net revenue of $2.04 million for a quarterly net income of $70 thousand, or $0.01 per diluted share. These results compare to net revenue of $2.12 million for a quarterly net loss of $84 thousand, or $(0.01) per diluted share, in the year-ago quarter. Gross margin on net revenue was 53% in the fiscal 2019 and 50% in the fiscal 2018 third quarters. Gross margin on net revenue was higher in this year's third quarter than last year's third quarter principally as a result of lower labor costs, per unit of inventory.

The Company posted nine months net revenue of $5.89 million for a nine months net loss of $82 thousand, or $(0.01) per diluted share. These results compare to net revenue of $6.72 million for a nine months net loss of $53 thousand, or $0.00 per diluted share, in the year-ago nine months. Gross margin on net revenue was 52% in the fiscal 2019 nine months and 53% in the fiscal 2018 nine months. Gross margin on net revenue was lower in the fiscal 2019 nine months as compared to the fiscal 2018 nine months primarily as a result of higher material costs, especially as a result of tariffs on our material costs and higher labor and overhead costs, per unit of inventory.

"We look forward to the fourth fiscal quarter and next fiscal year," said Greg Trudel, President and CEO of Encision Inc. "We are presently in discussions with a major healthcare company regarding collaboration on an engineering project that would incorporate our AEM® Technology as well as offer the potential for a long-term partnership. We are also looking forward to a new product introduction in the next fiscal year that will open new account opportunities, enable customers to reduce per procedure costs, and drive revenue growth for Encision."

Encision Inc. designs and markets a portfolio of high performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2019 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.
Unaudited Condensed Statements of Operations
(in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net revenue	$2,039	$2,117	$5,892	$6,718
Cost of revenue	956	1,055	2,827	3,149
Gross profit	1,083	1,062	3,065	3,569
Operating expenses:
Sales and marketing	544	645	1,612	2,077
General and administrative	294	312	943	954
Research and development	159	189	568	543
Total operating expenses	997	1,146	3,123	3,574
Operating income (loss)	86	(84)	(58)	(5)
Interest expense and other expense, net	(16)	––	(24)	(48)
Income (loss) before provision for income taxes	70	(84)	(82)	(53)
Provision for income taxes	––	––	––	––
Net income (loss)	$ 70	$ (84)	$(82)	$ (53)
Net income (loss) per share—basic and diluted	$ 0.01	$(0.01)	$(0.01)	$0.00
Weighted average number of shares— basic	11,578	10,799	11,565	10,722
Weighted average number of shares— diluted	11,631	10,799	11,565	10,722

Encision Inc.
Unaudited Condensed Balance Sheets
(in thousands)

	December 31, 2019	March 31, 2019
ASSETS
Cash and cash equivalents	$ 195	$ 273
Restricted cash	––	25
Accounts receivable, net	1,059	1,009
Inventories, net	1,360	1,473
Prepaid expenses	119	130
Total current assets	2,733	2,910
Equipment, net	211	250
Patents, net	234	249
Right of use asset	1,383	––
Other assets	19	19
Total assets	$ 4,580	$ 3,428
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$ 510	$ 579
Accrued compensation	190	296
Other accrued liabilities	101	126
Accrued lease liability	271	––
Total current liabilities	1,072	1,001
Accrued lease liability	1,216	––
Deferred rent	––	75
Total liabilities	2,288	1,076
Common stock and additional paid-in capital	24,224	24,202
Accumulated (deficit)	(21,932)	(21,850)
Total shareholders' equity	2,292	2,352
Total liabilities and shareholders' equity	$ 4,580	$ 3,428

Encision Inc.
Unaudited Condensed Statements of Cash Flows
(in thousands)

	Nine Months Ended
	December 31, 2019	December 31, 2018
Operating activities:
Net (loss)	$ (82)	$ (53)
Adjustments to reconcile net income (loss) to cash generated by (used in) operating activities:
Depreciation and amortization	112	141
Share-based compensation expense	22	37
(Recovery from) provision for doubtful accounts, net	10	(1)
(Recovery from) provision for inventory obsolescence, net	(9)	24
Changes in operating assets and liabilities:
Right of use asset, net	30	––
Accounts receivable	(59)	(61)
Inventories	121	22
Prepaid expenses and other assets	11	(55)
Accounts payable	(69)	224
Accrued compensation and other accrued liabilities	(132)	(150)
Net cash generated by (used in) operating activities	(45)	128

Investing activities:
Acquisition of property and equipment	(53)	(10)
Patent costs	(5)	(5)
Net cash (used in) investing activities	(58)	(15)

Financing activities:
Proceeds from the issuance of common stock	––	350
Net cash generated by financing activities	––	350

Net increase (decrease) in cash, cash equivalents and restricted cash	(103)	463
Cash, cash equivalents and restricted cash, beginning of period	298	139
Cash, cash equivalents and restricted cash, end of period	$ 195	$ 602